EXHIBIT 21.1

SUBSIDIARIES OF QLOGIC CORPORATION

QLogic Boulder, Inc.

QLogic Enclosure
Management Products, Inc.

QLogic Foreign Sales
Corporation

QLogic Roseville, Inc.

QLogic Switch Products
Group, Inc.

QLGC Limited

QLogic (UK) Limited